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                                                                     EXHIBIT 5.1




                                 April 16, 1997


AMRESCO, INC.
700 North Pearl Street
Suite 2400, LB 342
Dallas, Texas 75201-7424

         Re: Registration on Form S-3 of 1,590,947 shares of Common Stock, par value $0.05 per share, of AMRESCO, INC.

Gentlemen:

         I am general counsel of AMRESCO, INC., a Delaware corporation (the "Company"), in connection with the registration and sale of up to 1,590,947 shares of Common Stock, par value $0.05 per share, of the Company (the "Shares") to be sold by certain Selling Stockholders (the "Selling Shareholders").

         I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on the foregoing, I am of the opinion that the Selling Stockholders' Shares are duly authorized, validly issued, fully paid and nonassessable.

         In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, the Selling Stockholders and public officials, and I have not independently checked or verified the accuracy of the statements contained therein.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company's Registration Statement on Form S-3 relating to the Shares and any amendments thereto filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                        Very truly yours,

                                        /s/ L. Keith Blackwell

                                        L. Keith Blackwell
                                        Vice President, General Counsel and
                                        Secretary